UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2023

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	IRS Employer Identification No.
1-16681	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock $1.00 par value	SR	New York Stock Exchange LLC

Depositary Shares, each representing a 1/1,000th interest in a share of 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share	SR.PRA	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 21, 2023, Spire Inc. (the “Company”) announced the appointment of Steven L. Lindsey as President and Chief Executive Officer effective October 1, 2023. Mr. Lindsey, age 57, has served as Executive Vice President, Chief Operating Officer for the Company since 2012. Prior to joining the Company, Mr. Lindsey was the President of Atlanta Gas Light, Chattanooga Gas and Florida City Gas and Senior Vice President of southern operations for AGL Resources. In addition, Mr. Lindsey will be appointed to the Company’s Board of Directors (“Board”) effective October 1, 2023, with a term expiring in 2025. In connection with Mr. Lindsey’s appointment to the Board, the Board approved an increase in the size of the Board from eleven to twelve members effective October 1, 2023.

There are no related party transactions involving Mr. Lindsey nor any family relationships between him and any existing director or officer of the Company. There is no plan, contract or arrangement pursuant to which he has been named an executive officer or director of the Company.

Mr. Lindsey’s annual base salary will be $800,000. He will participate in the Company’s Annual Incentive Plan with target and maximum awards of 100% and 150% of base salary, respectively, for the fiscal year beginning October 1, 2023.

With regard to the Company’s 2015 Equity Incentive Plan, Mr. Lindsey will receive an equity grant in November 2023 equal to $1.4 million. This grant will be made through the Company’s normal compensation process. The grant will be 25% time-based restricted stock and 75% performance-contingent stock units, all with a three-year vesting period. This equity grant will be subject to the same vesting requirements as the equity grants made to other named executive officers, as described in the Company’s proxy statement.

Mr. Lindsey is a participant in the Company’s Executive Severance Plan. In connection with his appointment to President and Chief Executive Officer, he will become eligible for a lump-sum severance benefit equal to 200% of his annual base salary and a cash payment equal to the estimated cost of continued medical, dental and vision benefits for a period of 24 months. This severance benefit is payable if Mr. Lindsey’s employment is terminated by the Company without cause or by Mr. Lindsey for good reason (as defined in the Executive Severance Plan). In the event of a qualifying termination following a change in control, the severance benefit would be a lump-sum amount equal to 300% of his annual base salary and a cash payment equal to the estimated cost of continued medical, dental and vision benefits for a period of 36 months. These severance payments are contingent on the execution of a general release, as well as a confidentiality, non-disparagement, non-competition and non-solicitation agreement.

In connection with Ms. Suzanne Sitherwood’s previously announced transition to retirement, Ms. Sitherwood will relinquish her title as President and Chief Executive Officer of the Company on October 1, 2023. She will continue with the Company in the role of Senior Advisor until her retirement on January 1, 2024. Ms. Sitherwood’s compensation will not be changed during this period. She will also remain on the Company’s Board of Directors until January 1, 2024.

Item 7.01 Regulation FD Disclosure

The Company issued a news release announcing Mr. Lindsey’s appointment, a copy of which is included as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed as part of this report:

99.1	News release dated September 21, 2023.
104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spire Inc.

Date:	September 21, 2023	By:	/s/ Courtney M. Vomund
Courtney M. Vomund Vice President, Corporate Secretary